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                                                                    EXHIBIT 99.2

                                                              [PRELIMINARY COPY]

                        NATIONAL AMERICAN BANCORP, INC.
                                312 MAIN STREET
                       TOWANDA, PENNSYLVANIA  18848-0500

                             ____________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 21, 1995
                             ____________________

TO THE SHAREHOLDERS:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of National American Bancorp, Inc. (the "Corporation") will be held on Tuesday, November 21, 1995 at 10:00 a.m., local time, at the main office of the Corporation, 312 Main Street, Towanda, Pennsylvania, for the purpose of considering and acting upon the following:

      1. Approval of the Agreement and Plan of Reorganization and the Agreement and Plan of Merger, each dated as of July 26, 1995, between the Corporation and Keystone Financial, Inc., a Pennsylvania corporation ("Keystone"), which provide for the merger of the Corporation into Keystone and the conversion of each outstanding share of the Corporation's Common Stock into not less than 2.00 nor more than 2.20 shares of Keystone Common Stock, as described in the accompanying Proxy Statement/Prospectus;

      2. Such other matters as may properly come before the Special Meeting or any adjournments thereof.

      Only shareholders of record at the close of business on October 10, 1995 are entitled to notice of and to vote at the Special Meeting.

      ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING. If you attend the Special Meeting you may, if you wish, withdraw your proxy and vote your shares in person by ballot.

                                    By Order of the Board of Directors



                                    John F. Langan, Secretary

October _____, 1995